SUB-ITEM 77I: Terms of new or amended securities

At a special meeting held on June 6, 2002, the Trustees of the TT International U.S.A. Feeder Trust approved the establishment of Institutional Class, Class 1, Class 2 and Class 3 shares of each of TT Active International Fund (formerly, TT EAFE Mutual Fund) and TT Europe Mutual Fund (each a "Fund" and collectively the "Funds"), and the re-designation of the currently outstanding shares of each Fund as Institutional Class shares, effective on or about August 27, 2002. Each Class of shares of the Fund represents an interest in the same portfolio of investments. Each Class is identical in all respects except that the minimum investment amounts and minimum account balances are different and that each Class bears its own distribution and service fees if applicable, and each Class has exclusive voting rights with respect to any distribution or service plan applicable to its shares. Each Class will bear other fees and expenses proportionately based on the relative net assets of the Classes. As a result of the differences in the expenses borne by each Class of shares, net income per share and dividends per share will vary for each Class of shares. There are no conversion, preemptive or other subscription rights.

At the special meeting, the Trustees approved the adoption by each Fund Rule 12b-1 service plans for the Class 1, Class 2 and Class 3 shares of each Fund. Under each Service Plan, each Fund pays distribution and/or service fees. These fees are an ongoing expense and, over time, may cost investors in those Classes more than other types of sales charges. Under the Service Plan for Class 1 shares of each Fund, Class 1 shares may pay a maximum shareholder services fee at an annual rate of 0.25% of each Fund's average daily net assets. Under the Service Plan for Class 2 shares of each Fund, Class 2 shares may pay a maximum distribution fee at an annual rate of 0.75% of each Fund's average daily net assets. Under the Service Plan for Class 3 shares of each Fund, Class 3 shares may pay a maximum shareholder services fee at an annual rate of 0.25% of each Fund's average daily net assets and a maximum distribution fee at an annual rate of 0.75% of each Fund's average daily net assets.

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SUB-ITEM 77C: Submission of matters to a vote of security holders

At a shareholder meeting held on July 4, 2002, the sole shareholder of TT Europe Mutual Fund (the "Fund") approved an Amended and Restated Management Agreement (the "Amended and Restated Management Agreement") between TT International
U.S.A. Feeder Trust (the "Feeder Trust"), on behalf of the Fund, and TT International Investment Management (the "Manager"), reflecting an increase in the fee the Manager is entitled to receive for its services to the lesser of (i) 1.50% of the Fund's average daily net assets or (ii) the difference between 1.50% of the Fund's average daily net assets and the aggregate investment management fees allocated to the Fund for the Fund's then-current fiscal year from TT Europe Portfolio.

Prior to the shareholder meeting, the Amended and Restated Management Agreement was approved by the Trustees of the Feeder Trust at a special meeting of the Board of Trustees of the Feeder Trust held on June 6, 2002.

The increased fee under the Amended and Restated Management Agreement went into effect on July 9, 2002.

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ITEM 77Q

a. Copies of all constituent instruments defining the rights of the holders of Institutional Class, Class 1, Class 2 and Class 3 shares of TT Active International Mutual Fund (formerly, TT EAFE Mutual Fund) and TT Europe Mutual Fund are incorporated herein by reference to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of the Registrant, as filed with the Securities and Exchange Commission on June 28, 2002.

b. A copy of the Amended and Restated Management Agreement between TT International U.S.A. Feeder Trust, on behalf of TT Europe Mutual Fund, and TT International Investment Management is incorporated herein by reference to Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of the Registrant, as filed with the Securities and Exchange Commission on June 28, 2002.